FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2010 RESULTS

CRANBURY, New Jersey – (May 3, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the first quarter 2010.

First Quarter Results

•         Net sales for the first quarter 2010 were $169 million, a 15% increase over fourth quarter 2009.  In comparison to first quarter 2009, sales were 11% lower on lower pricing offset by a 12% increase in volumes.

•         Specialty Phosphates (excluding GTSP & Other) first quarter 2010 sales increased 8% sequentially on strong results in US/Canada and Mexico. Prices were 4% lower than fourth quarter 2009, well within the expected level of a 6% decline. Volumes were up 12% sequentially and up 19% on first quarter 2009.

•         Operating income for the first quarter 2010 was $22 million, 15% higher than fourth quarter 2009 (excluding rock contract arbitration settlement costs) and the first sequential operating income improvement since the third quarter 2008. Lower selling prices partly offset by higher volumes versus the first quarter 2009 caused a $33 million year over year decline.

•         Net income for the first quarter 2010 was $10 million or $0.47 per share (diluted), compared to $30 million or $1.39 per share (diluted) for the same period in 2009.

•         Net debt increased as expected by $17 million to $130 million on higher working capital to support higher operating rates in Mexico.  Following the close of the period, on April 15, 2010 Innophos Holdings, Inc. redeemed at par its remaining $56 million of outstanding notes due 2012 with on hand cash.

Randy Gress, CEO of Innophos, commented on the results, “I am pleased to report strong sequential earnings improvement in the quarter, arising primarily from encouraging ongoing volume growth.  Results in US/Canada were particularly strong, with volumes up 12% sequentially. Mexico returned to profitability, and although its results were slightly below expectations, the business continued to make good progress in restoring its market position, with Mexico specialty phosphates sales up 12% sequentially. Overall, specialty phosphate volumes were up 19% year over year, and total company volumes were up 12%, the first year over year volume improvement the Company has achieved since 2007.  Pricing also declined less than expected at 4% sequentially and we expect pricing to move up moderately in the second quarter.  Finally, we made progress during the quarter toward diversifying phosphate rock sources for Mexico, including signing a new contract today with our first new strategic supplier."

Segment Results Reporting

Beginning with its second quarter 2010 Form 10-Q report, Innophos plans to change operating segments, reporting GTSP & Other separately to give better visibility for the Company’s core specialty phosphates business in US/Canada and Mexico. Additional disclosure is included in this release for GTSP & Other. GTSP (granulated triple super phosphate) is a fertilizer produced as a co-product of the Mexico facility’s acid purification process. Other products included in this classification include miscellaneous non-core product sales arising primarily in Mexico.

United States

•         Volumes increased 21% year over year and 12% sequentially on strong demand for Specialty Salts & Specialty Acids.  Selling prices decreased 28% year over year and 4% sequentially.  First quarter 2010 net sales decreased 7% overall versus first quarter 2009 due to the noted volume and price variances.

•         First quarter 2010 operating income, at $18 million, was flat sequentially and $23 million below the first quarter 2009 when selling prices reached their peak.

Mexico

•         Net sales increased 38% sequentially (8% for specialty phosphates) on higher volumes but decreased 22% in the first quarter 2010 versus the prior year period on lower selling prices.

•         GTSP & Other sales increased to $12 million on higher prices and improved volume versus the $2 million recorded in the fourth quarter 2009, although this was still 30% below sales for the same period in 2009.

•         Mexico returned to profitability from a fourth quarter 2009 loss, recording $2 million of operating income in the first quarter 2010 compared to $8 million for the first quarter 2009.  Although volume improvement continued, profitability fell short of earlier forecasts due to several factors including a delay in GTSP shipments to the second quarter 2010 and higher costs from an earlier than anticipated restart of idled operating equipment.

•         GTSP & Other operating income for the first quarter 2010 was break-even compared to a loss of $2 million for the same period in 2009.

Canada

•         Volumes increased 21% year over year and 12% sequentially on strong demand for Specialty Salts & Specialty Acids.  Selling prices decreased 4% sequentially and 25% year over year which led to a 4% overall sales decrease for first quarter 2010 versus first quarter 2009.

•         First quarter 2010 operating income of $2 million showed a slight improvement sequentially but represented a $5 million decline versus first quarter 2009 peak selling prices.

Recent Trends and Outlook

First quarter 2010 results confirmed the encouraging volume trend seen in the second half of 2009. Specialty phosphates sequential volumes were up 12% in both US/Canada and in Mexico as that operation regained market position. Overall, the 12% specialty phosphate volume increase represented the fourth consecutive quarter of sequential volume improvement. Selling prices declined only 4% sequentially, and management expects to see overall average specialty phosphates pricing to improve slightly from this point.

Specialty phosphate volume is expected to continue to grow for the 2010 second quarter at a rate of 5% to 10% versus the first quarter 2010, with Mexico expected to continue showing strong improvement.

GTSP & Other volume increased significantly in the 2010 first quarter compared to the fourth quarter 2009 primarily as greater production of purified phosphoric acid resulted in higher co-product production. Selling prices rose consistent with market increases for phosphate fertilizers, leading to break-even operating income in the first quarter 2010 compared to a loss of $2 million in the same period 2009.  Volume increases are expected to continue for the balance of the year, although timing of large orders will lead to variability in any individual quarter’s results. Prices are expected to moderate from levels at the end of the 2010 first quarter, though average pricing for the second quarter should be favorable versus the first.

A portion of U.S. raw material costs reset down in January 2010 as previously disclosed, reflecting market conditions at the beginning of the year.  The $8 million per quarter benefit from this reset will affect gross profit from the second quarter onward. Since the beginning of the year, commodity fertilizer and related raw material prices such as sulfur and ammonia have increased, and Innophos has responded with price increases in March that are expected to offset these increased raw material costs.

The lagged nature of some of Innophos’ supply contracts means that a portion of Innophos costs towards the end of the first quarter and into the second quarter are advantaged versus current market raw material prices.  Some moderation in market prices is expected to occur before Innophos’ contracts reset for 2011.  Based on these expectations, management currently estimates that an approximate $5 million per quarter cost increase from higher contract raw material prices will phase in beginning with the fourth quarter 2010 and take full effect in the second quarter 2011.

Significant progress was made on arrangements for future multi-sourced rock supply to the Mexican facility with a contract signed with one new strategic supplier and a trial shipment received from a second new supplier.  Discussions are continuing with other potential strategic suppliers.

Capital expenditures for 2010 are expected to be at the upper end of the of the previously announced $30 to $35 million range.  Major items of expenditure are anticipated to include: the Mexican food grade acid expansion (completed during the first quarter); incremental improvements to existing Mexican food grade salts capability; completion of the ERP project; additional debottlenecking and expansion of food grade salts capability in Canada and various U.S. locations; and finally, investment to enhance Mexico’s capability to store, handle and process multiple grades of rock consistent with the Company’s supply chain diversification strategy as well as limited investment in evaluating our Mexican phosphate rock concessions.

Although net debt increased in the first quarter on higher working capital requirements, recent strong cashflow generation is expected to continue overall for the year. This will allow management to continue with its previously stated objectives of maintaining the dividend, pursuing several bolt-on acquisition projects and continuing to seek opportunities to optimize the cost and profile of remaining debt facilities.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical,

oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, May 4, 2010 at 10:00 am ET and can be accessed by dialing 888-713-4217 (U.S.) or 617-213-4869 (international) and entering passcode 87221950.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on May 4 and 1:00 pm ET on May 18, 2010.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 12533092.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

Segment Reporting – First Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue impact of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2010 the percentage changes in net sales by reportable segments and by major product lines compared with the same period of the prior year, including the effect of price and volume changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.